Exhibit 10.1

RELEASE AGREEMENT

THIS RELEASE AGREEMENT (hereinafter “Agreement”) is made and entered into as of April 26, 2023, by and between SouthState Corporation (“SSC”) and SouthState Bank, N.A. (the “Bank”) (SSC and the Bank collectively, the “Company”), on the one hand, and John C. Pollok (the “Executive”), on the other hand. The Company and Executive are sometimes referred to collectively herein as the “Parties.” Any capitalized terms not expressly defined herein have the meanings set forth in the Employment Agreement (as defined below).

WHEREAS, SSC and the Executive are parties to that Third Amended and Restated Employment and Noncompetition Agreement, dated as of January 25, 2020 (the “Employment Agreement”), pursuant to which the Executive has been serving as a consultant since July 6, 2021;

WHEREAS, the Executive’s term as a consultant under the Employment Agreement continues until December 31, 2024, but the Executive is ending his service as a consultant and resigning as a member of the Board and the Bank board, effective April 26, 2023 (“Termination Date”);

NOW, THEREFORE, in consideration of the payments and benefits being provided pursuant to the Employment Agreement (the consideration provided for thereunder) and of other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged by the Parties, it is agreed as follows:

1.In return for the promises of the Executive, which are stated below, and which include a waiver and release of all potential claims, the Company agrees as follows:

(a)To pay Executive the gross amount of $625,000, which represents the Consulting Fee due under the Employment Agreement for the remaining Consulting Term following the Termination Date.
(b)With respect to any option to purchase shares of SSC common stock, such options shall remain outstanding and exercisable in accordance with the applicable terms and conditions governing such awards.

None of the foregoing will occur unless and until Executive (i) accepts, executes and returns this Agreement and (ii) does not revoke such acceptance. At the appropriate time, SouthState will issue or cause to be issued the appropriate reporting form to Executive, as required by state law and/or the Internal Revenue Service regarding the benefits in this Section 1.

2.In exchange for the consideration referenced above, Executive hereby completely, irrevocably, and unconditionally releases and forever discharges the Company, and any of its affiliated companies, any of their predecessor entities, and each and all of their officers, agents, directors, supervisors, employees, representatives, and their successors and assigns, and all persons acting by, through, under, for, or in concert with them, or any of them, in any and all of their capacities (hereinafter individually or collectively, the “Released Parties”), from any and all charges, complaints, claims, demands, actions, causes of action, obligations, judgments, obligations, liabilities and expenses (inclusive of attorneys’ fees) of any kind or nature whatsoever, known or unknown, suspected or unsuspected (hereinafter referred to as “Claim” or “Claims”) which Executive at any time heretofore had or claimed to have or which Executive may have or claim to have or may in the future have arising out of or regarding events that have occurred as of the Effective Date (defined in Section 3(e)below) of this Agreement, including, without limitation, or in any way related to the Executive’s hire, benefits, employment, termination, or separation from employment with the Company, any of its affiliated companies or any of their predecessor entities, and any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter, including, but not limited to:

(a)any and all claims under Title VII of the Civil Rights Act, as amended, the Americans with Disabilities Act, as amended, the Family and Medical Leave Act, as amended, with respect to existing but not prospective claims, the Fair Labor Standards Act, the Equal Pay Act, as amended, the Employee Retirement Income Security Act, as amended (with respect to unvested benefits), the Civil Rights Act of 1991, as amended, 42 U.S.C. Section 1981, the Worker Adjustment and Retraining Notification Act, as amended, the National Labor Relations Act, as amended, the Age Discrimination in Employment Act, as amended (the “ADEA”), the Uniform Services Employment and Reemployment Rights Act, as amended, the Genetic Information Nondiscrimination Act of 2008, all of their respective implementing regulations, and any other federal, state, local, or foreign law (statutory, regulatory, or otherwise) that may be legally waived and released;

(b)any and all claims for compensation of any type whatsoever, including but not limited to claims for salary, wages, bonuses, commissions, incentive compensation, vacation, personal days, leave (including family or medical leave) and severance that may be legally waived and released, other than any accrued but unpaid base salary and any rights to vested benefits, such as pension or retirement benefits, the rights to which are governed by the terms of the applicable plan documents;

(c)any and all claims arising under tort, contract, and quasi-contract law, including but not limited to claims of breach of an expressed or implied contract, tortious interference with contract or prospective business advantage, breach of the covenant of good faith and fair dealing, promissory estoppel, detrimental reliance, invasion of privacy, nonphysical injury, personal injury or sickness or any other harm, wrongful or retaliatory discharge, fraud, defamation, slander, libel, false imprisonment, and negligent or intentional infliction of emotional distress; and

(d)any and all claims for monetary or equitable relief, including but not limited to attorneys' fees, back pay, front pay, reinstatement, experts’ fees, insurance, medical fees or expenses, costs, and disbursements.

This general release and waiver of Claims excludes, and the Executive does not waive, release, or discharge: (A) any right to file an administrative charge or complaint with the Equal Employment Opportunity Commission, or other similar federal or state administrative agencies, although the Executive waives any right to monetary relief related to such a charge or administrative complaint;

(B) claims for unemployment benefits and workers’ compensation; (C) indemnification or directors and officers insurance rights the Executive has against the Company; or (D) claims to the Accrued Obligations or relating to the obligations of the Company or its affiliates to Executive under the Employment Agreement or any other plan, policy or arrangement of the Company that, by the applicable terms, are to be performed after the date hereof. If the Executive applies for unemployment benefits, the Company will respond truthfully, completely, and timely to any inquiries by the applicable state agency concerning the Executive's separation from employment.

3.In further consideration of the payments and benefits provided to the Executive in this Agreement, the Executive hereby irrevocably and unconditionally fully and forever waives, releases, and discharges the Released Parties from any and all Claims, whether known or unknown, from the beginning of time to the date of the Executive’s execution of this Agreement arising under the Age Discrimination in Employment Act (ADEA), as amended, and its implementing regulations. By signing this Agreement, the Executive hereby acknowledges and confirms that:

(a)by this Agreement, the Executive has been advised in writing of the right to consult with an attorney of the Executive’s choosing and has consulted with such counsel as the Executive believed was necessary before executing this Agreement;

(b)the Executive knowingly, freely, and voluntarily assents to all of the terms and conditions set out in this Agreement including, without limitation, the waiver, release, and covenants contained in it;

(c)the Executive is executing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which the Executive is otherwise entitled;

(d)the Executive was given at least twenty-one (21) days to consider the terms of this Agreement and consult with an attorney of the Executive’s choice, although the Executive may sign the Agreement sooner, if desired. Changes to this Agreement, whether material or immaterial, do not restart the running of the twenty-one day period;

(e)the Executive understands that the Executive has seven (7) days from signing this Agreement (“Revocation Period”) to change his mind and revoke the this Agreement by delivering notice of revocation to Amy Cox, Director of Talent Management, by writing to 2440 Mall Drive Charleston, SC 29406 or by email at Amy.Cox@southstatebank.com, by the end of this seven-day period. Unless revoked, the Agreement will become effective and enforceable on the eighth day after it is executed (“Effective Date”); and;

(f)the Executive understands that the release contained in this Section does not apply to rights and claims that may arise after the Executive signs this Agreement.

No benefits contemplated by Section 1 above shall be made to the Executive under this Agreement before the Effective Date. If the Executive timely revokes the Agreement, none of the benefits described in Section 1 shall be owed.

4.The Executive has not filed and agrees not to initiate or cause to be initiated on his behalf, any complaint, charge, Claim or proceeding against the Released Parties before any local, state or federal agency, court or other body (each, individually, a “Proceeding”), and agrees not to participate voluntarily in any Proceeding. The Executive represents and warrants that he has not assigned any of the Claims being released under this Agreement.

5.The Parties agree that the Employment Agreement is terminated as of the Termination Date, and the Executive resigns as a member of the Board and the Bank board as of the Termination Date.  Notwithstanding, the Executive hereby reaffirms, acknowledges and agrees that he remains subject to the covenants set forth in Sections 8 (Confidential Information) and 9 (Noncompetition and Nonsolicitation) of the Employment Agreement, which are incorporated into this Release by reference. To the extent Executive violates in any material respect the terms of Sections 8 and 9 of the Employment Agreement, in addition to any other remedies available to the Company the Executive shall forfeit on the Executive's own behalf and that of beneficiary(ies) any rights to and interest in any severance or other benefits under the Employment Agreement or other contract the Executive has with the SSC, the Bank, or any of their affiliates.

6.Nothing in this Agreement or otherwise limits the Executive’s ability to communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the Securities and Exchange Commission (the “SEC”), any other federal, state or local governmental agency or commission (“Government Agency”) or self-regulatory organization regarding possible legal violations, without disclosure to the Company. The Company may not retaliate against the Executive for any of these activities, and nothing in this Agreement requires the Executive to waive any monetary award or other payment that the Executive might become entitled to from the SEC or any other Government Agency or self-regulatory organization. Further, nothing in this Agreement precludes the Executive from filing a charge of discrimination with the Equal Employment Opportunity Commission or a like charge or complaint with a state or local fair employment practice agency. However, once this Agreement becomes effective, the Executive may not receive a monetary award or any other form of personal relief from the Company in connection with any such charge or complaint that the Executive filed or is filed on the Executive’s behalf. Pursuant to the Defend Trade Secrets Act of 2016, the parties hereto acknowledge and agree that the Executive shall not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of This Agreement shall not in any way be construed as an admission by the Company of any acts of unlawful conduct, wrongdoing or discrimination against Executive, and the Company specifically disclaims any liability to Executive on the part of itself, its employees, or its agents.

7.This Agreement sets forth the entire agreement between the Company and the Executive pertaining to the subject matter hereof (except as otherwise set forth herein) and fully supersedes any and all prior agreements or understandings among the Company and the Executive pertaining to the subject matter hereof (except as otherwise set forth herein). This Agreement cannot be amended, modified, or supplemented in any respect except by written agreement entered into and signed by the Parties hereto.

8.This Agreement shall be governed by the laws of the State of South Carolina without giving effect to conflict of laws principles.

9.The Executive hereby acknowledges that the Executive has read and understands the terms of this Agreement and that the Executive signs it voluntarily and without coercion. The Executive further acknowledges that the Executive was given an opportunity to consider and review this Agreement and the waivers contained in this Agreement, that the Executive has done so and that the waivers made herein are knowing, conscious and with full appreciation that the Executive is forever foreclosed from pursing any of the rights so waived.

10.The Agreement may be signed in counterparts, and each counterpart shall be considered an original for all purposes.

PLEASE READ THIS AGREEMENT CAREFULLY;

IT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIM

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date set forth below each party’s signature line.

SOUTHSTATE CORPORATION

By:
Name:	Susan Bagwell
Title:	Director of Human Resources
Date:	April 26, 2023

SOUTHSTATE BANK, N.A.

By:
Name:	Susan Bagwell
Title:	Director of Human Resources
Date:	April 26, 2023